EXHIBIT 99.1
NEWS RELEASE
Contact: Lynne M. Warne
(972) 946-3350
warnely@voughtaircraft.com
Vought Announces Changes to Streamline Organization,
Plans Reduction in Force
     DALLAS, APRIL 4, 2006 – Vought President and Chief Executive Offer Elmer Doty today announced a number of changes in the company’s structure and a plan to reduce 15 to 20 percent of the non-touch labor workforce, primarily in Dallas. Under this plan, approximately 450 notifications will be given this month, with another 150 departing by mid-summer.
     “What I am announcing is difficult but necessary, given our situation,” said Doty in a memo to employees. “Our situation is simple – we are spending more than we are taking in. We have to fix this.”
     Doty added that staff reductions are only one of several initiatives aimed at improving near term cash flows and lowering the business’ cost structure longer term.
     Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual sales of $1.3 billion and more than 6,000 employees in seven U.S. locations.
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Vought Aircraft Industries, Inc.      Post Office Box 655907      Dallas, Texas 75265-5907      www.voughtaircraft.com